UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2023

VYANT BIO, INC.

(Exact Name of Company as Specified in its Charter)

Delaware	001-35817	04-3462475
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Executive Campus

2370 State Route 70, Suite 310

Cherry Hill, NJ 08002

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code (201) 479-1357

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VYNT	The Nasdaq Capital Market

Indicate by check mark whether the Company is an emerging growth company as defined by Rule 405 of the Securities Act of 1933 (17 §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

The Board of Directors (the “Board”) of Vyant Bio, Inc. (the “Company”), after an assessment of the status of the Company’s efforts to seek strategic alternatives and the Company’s current cash position, approved a plan on January 31, 2023 to preserve the Company’s cash to be able to continue to pursue a satisfactory strategic alternative for the purpose of maximizing the value of the Company’s business while also having sufficient cash to adequately fund an orderly wind down of the Company’s operations (the “Cash Preservation Plan”) in the event it is unable to secure a satisfactory strategic alternative.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2023, the Company and Andrew D. C. LaFrence, the Company’s President, Chief Executive Officer and Chief Financial Officer, entered into a Consulting Agreement providing that, effective as of June 1, 2023 (or such later date as may be agreement to by the Company and Mr. LaFrence), Mr. LaFrence would continue to serve as the Company’s President, Chief Executive Officer and Chief Financial Officer as a part time consultant on an hourly basis rather than a full time employee. His employment agreement, which is filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, would be deemed terminated as of that date by the Company without cause for purposes of determining severance payments thereunder. The Consulting Agreement is seen as a further step in the Company’s efforts to conserve cash consistent with its Cash Preservation Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYANT BIO, INC.

Date:	May 10, 2023	By:	/s/ Andrew D. C. LaFrence
		Name:	Andrew D. C. LaFrence
		Title:	President, Chief Executive Officer and Chief Financial Officer